PEOPLES BANCORP INC. – P.O. BOX 738 – MARIETTA, OH 45750
www.peoplesbancorp.com

                              NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Mark F. Bradley
December 4, 2006	President and Chief Executive Officer
(740) 373-3155

PEOPLES BANK TO BUILD NEW FINANCIAL SERVICES OFFICE

IN HUNTINGTON, WEST VIRGINIA

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Marietta, OH – Peoples Bank, National Association (“Peoples Bank”) a subsidiary of Peoples Bancorp Inc., today announced expansion plans in Huntington, West Virginia.

Peoples Bank plans to construct a new financial services office at the corner of First Street and Fifth Avenue in downtown Huntington. Completion of the full-service office, which will include an ATM and motor banking facilities, is expected to be completed in September 2007.

“The new site will add convenience for our existing customers, and also give us the opportunity to reach many new clients with our full-service offering of banking, insurance, investment and trust products,” said Mark F. Bradley, President and CEO of Peoples Bank. “Huntington is a vibrant market, and we are excited to invest in the downtown area.”

Peoples Bank first entered the Huntington market in 1999, with the acquisition of a full-service banking office at 1126 20th Street. Peoples Bank also operates five full-service offices in the Kentucky communities of Ashland, Russell, Greenup, Summit, and Grayson.

“We have seen strong growth in our Huntington office during the past few years, especially with commercial clients,” said Bradley. “We believe expansion in this market gives us the opportunity to better develop new customer relationships, especially on the brokerage and insurance sides of our business. The facility will also offer customers the ability to satisfy all their financial needs in one place, plus the convenience of drive-through banking and a 24-hour ATM.”

Peoples Bancorp Inc. (Nasdaq: PEBO), a diversified financial products and services company with $1.9 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 48 locations and 36 ATMs in Ohio, West Virginia and Kentucky. Peoples Bancorp’s financial service units include Peoples Bank, Peoples Financial Advisors (wealth management services) and Peoples Insurance Agency, Inc. (including The Putnam Agency based in Ashland, Kentucky and Huntington, West Virginia). Peoples Bancorp’s common shares are traded on the NASDAQ Global Select Market. Peoples Bancorp Inc. is also a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples Bancorp at www.peoplesbancorp.com.

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